EXHIBIT 99

Company Contact: Mark Perkins Exec. VP 727-461-3000 mperkins@aerosonic.com	Agency Contact: Pam Lagano Lagano & Associates 727-480-6163 plagano@laganoassoc.com

AEROSONIC NAMES DIRECTOR TO THE BOARD

CLEARWATER, Fla. – March 28, 2003 – Aerosonic Corporation (AMEX: AIM), a recognized leader in the aerospace and defense industry, today announced the addition of David M. Vosen to the Board of Directors, replacing Todd Beard, who recently resigned. Mr. Vosen is President of Southtrust Bank, Tampa Florida. Vosen brings over 30 years of financial experience to company’s board and will also serve on the audit committee. He is a graduate of the University of Wisconsin where he studied Finance and Economics. He has held positions of increasing responsibility since 1969 with Marshall & Ilsley, Wachovia Bank, Bank of America, SunTrust Banks and Southtrust Bank.

“We are delighted to welcome Mr. Vosen to our Board of Directors and look forward to the benefits that his knowledge and experience will bring to our company, “ stated David Baldini, President. The company anticipates that there will be additional independent board members announced in the near future.

“A strengthened Board of Directors will be a key element of our future plans. We have implemented steps to adjust our focus in light of the slow down in the commercial sector. The high state of readiness required for homeland security and the conflict in Iraq, should result in increased opportunities for our defense products. We are looking at every aspect of the company to maximize our performance during this period,” stated Mr. Baldini.

FORWARD LOOKING STATEMENTS

This document contains statements that constitute “forward-looking” statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking” statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to the future prospects of the Company’s operations, and belief concerning profits from future operations and the Company’s overall future business prospects, as well as the assumptions upon which such statements are based. Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments with respect to the operations of the Company’s business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.